                                                                    EXHIBIT 99.1


Contacts:      Joel G. Katz, CFO
               Harbinger Corporation
               404-467-3011
               joel.katz@harbinger.com


For Immediate Release...


            HARBINGER CORPORATION ANNOUNCES STOCK REPURCHASE PROGRAM

     ATLANTA, GA - OCTOBER 2, 1998 - Harbinger Corporation (NASDAQ:HRBC), a worldwide supplier of Electronic Commerce software, services and solutions, announced today that its Board of Directors has approved a stock repurchase program authorizing the repurchase of up to ten percent (10%) of its outstanding shares of common stock over the next 12 months. Purchases will be made from time to time as market and business conditions warrant, in open market, negotiated or block transactions. Harbinger has approximately 42 million shares outstanding.


ABOUT HARBINGER

     Harbinger Corporation is a worldwide, single-source provider of Electronic Commerce software, services and solutions serving the industry's largest software and network customer community. The company is dedicated to providing comprehensive and scalable E-Commerce software and Value Added Network services for computing platforms ranging form desktops to mainframes and meeting the emerging market needs for Internet and Web commerce solutions, including electronic catalogs and secure EDI over the Internet. Harbinger is headquartered in Atlanta, Georgia and provides worldwide support to its customer community from multiple U.S. and overseas operations facilities. For additional information on this announcement and Harbinger's full line of products and services, visit the World Wide Web at www.harbinger.com.